Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)
2121 — 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada
Tel: (306) 956-6200 Fax: (306) 956-6201
Cameco Approves Dividend
Saskatoon, Saskatchewan, Canada, December 2, 2011 . . . . . . . . . . . . .
Cameco (TSX: CCO; NYSE: CCJ) announced today that its board of directors has approved a quarterly cash dividend of $0.10 per common share, payable on January 13, 2012 to shareholders of record on December 30, 2011.
Profile
Cameco, with its head office in Saskatoon, Saskatchewan, is one of the world’s largest uranium producers. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.
As used in this news release, “Cameco” or the “company” means Cameco Corporation, a Canadian corporation and its subsidiaries and affiliates unless stated otherwise.
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Investor inquiries:	Bob Lillie	(306) 956-6639
	Rachelle Girard	(306) 956-6403

Media inquiries:	Rob Gereghty	(306) 956-6190